UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 29, 2006
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (604) 721-0719
NO CHANGE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry Into a Material Definitive Agreement
Item 9.01	Financial Statements and Exhibits
SIGNATURES
Exhibit 10.1

Item 1.01 Entry Into a Material Definitive Agreement
     On August 29, 2006, we entered into a Right of First Refusal Agreement (the “Agreement”) with Sobini Films (“Sobini”) and Mark Amin, granting us first look rights with respect to motion pictures produced by Sobini or Mr. Amin. Mr. Amin is a director of our company and Vice Chairman of our board of directors, and is the sole equity owner of Sobini. Our company and Mr. Amin were party to that certain letter agreement dated as of June 6, 2000, which agreement provided for Mr. Amin’s employment as our Vice Chairman and contained certain first look provisions with respect to distribution rights in motion pictures produced by Mr. Amin. Effective April 13, 2006, the term under the letter agreement was completed, and the parties desired to continue a first look arrangement. We did not continue our employment arrangement with Mr. Amin.
      Under the Agreement, we have a first look with respect to worldwide distribution rights in any motion picture produced by Sobini or Mr. Amin (other than as a producer for hire) alone or in conjunction with others to the extent that Sobini or Mr. Amin controls the licensing of such distribution rights during the term of the Agreement. The Agreement is deemed effective as of April 14, 2006, and is subject to an indefinite, rolling 12-month term until terminated. During the term of the Agreement, we shall pay to Sobini the amount of $250,000 per year. We are entitled to recoup the payment in the form of a production fee payable out of the budget of two “Qualifying Pictures” (as defined in the Agreement) annually that we choose to distribute under the Agreement. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such document, filed with this report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
     10.1 Right of First Refusal Agreement dated as of August 29, 2006, by and among Lions Gate Entertainment Corp., Sobini Films and Mark Amin.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2006

	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer